Exhibit 5.1
Strasburger & Price, L.L.P.
901 Main Street, Suite 4400
Dallas, Texas 75202
August 19, 2011
NYTEX Energy Holdings, Inc.
12222 Merit Drive, Suite 1850
Dallas, TX 75251
     RE: Registration Statement on Form S-1
Ladies and Gentlemen:
We have acted as counsel to NYTEX Energy Holdings, Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-1, File No. 333-173559 (the “Original Registration Statement”) filed by the Company on April 15, 2011, with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), as amended by that certain Amendment No. 1 to the Original Registration Statement dated July 13, 2011 (“Amendment No. 1”), and as amended by that certain Amendment No. 2 dated today’s date (“Amendment No. 2”; Amendment No. 1 and Amendment No. 2, together with the Original Registration Statement, the “Registration Statement”), relating to the registration for resale of up to 9,663,333 shares (the “Shares”) of the Common Stock, $0.001 par value per share, of the Company (the “Common Stock”) on behalf of certain selling stockholders. This opinion is delivered to the Company in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.
The Shares consist of (i) up to 1,433,333 shares of Common Stock (the “Debenture Conversion Shares”) issuable by the Company upon the conversion of outstanding 12% Convertible Debentures issued by the Company on October 10, 2010 (the “Debentures”), (ii) up to 430,000 shares of Common Stock (the “Debenture Warrant Shares”) issuable by the Company upon the exercise of outstanding warrants issued by the Company on October 10, 2010, in conjunction with the issuance of the Debentures (the “Debenture Warrants”), (iii) up to 6,000,000 shares of Common Stock (the “Series A Preferred Conversion Shares”) issuable by the Company upon the conversion of shares of Series A Preferred Stock, $0.001 par value per share, issued by the Company on November 23, 2010 and January 21, 2011 (the “Series A Preferred Stock”), and (iv) up to 1,800,000 shares of Common Stock (the “Series A Preferred Warrant Shares”) issuable by the Company upon the exercise of outstanding warrants issued by the Company on November 23, 2010 and January 21, 2011, in conjunction with the issuance of the shares of Series A Preferred Stock on such dates (the “Series A Preferred Warrants”).
A. BASIS FOR OPINIONS
In rendering this opinion, we examined the originals, or copies certified to our satisfaction, of the following documents:
     (i) the Registration Statement;

NYTEX Energy Holdings, Inc.
August 19, 2011

     (ii) the Certificate of Incorporation of the Company, as amended (including the Certificate of Designation in respect of the Company’s Series A Convertible Preferred Stock filed with the Secretary of State of the State of Delaware on November 19, 2010 (the “Series A Preferred Stock Certificate of Designation”));
     (iii) the Bylaws of the Company, as amended;
     (iv) the Debentures;
     (v) the Debenture Warrants;
     (vi) the Series A Preferred Warrants;
     (vii) copies of resolutions of the Board of Directors of the Company relating to the Debentures, the Debenture Warrants, the Series A Preferred Stock, and the Series A Preferred Warrant Shares; and
     (viii) a certificate from an officer of the Company as to certain factual matters.
We have not made any independent examination in rendering this opinion other than the document examination described in the immediately preceding paragraph. As to all matters of fact relevant to the opinions expressed herein, including factual matters arising in connection with our examination of any documents, we have relied solely upon certificates and other communications of corporate officers of the Company, without investigation.
For purposes hereof, we have assumed, without investigation, (i) the truth, accuracy, completeness, genuineness and authenticity of all documents examined by us, (ii) that none of the documents examined by us have been amended in any respect, (iii) the conformity of all documents submitted to us as copies to the originals thereof, (iv) the legal capacity of all natural persons relevant to the opinions expressed herein, (v) the genuineness of all signatures, (vi) the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof, and (vii) that all Shares issuable by the Company upon conversion of any Debentures or Series A Preferred Stock, or upon exercise of any Debenture Warrants or Series A Preferred Warrants, are and will be duly reserved by the Company for issuance upon such conversion or exercise.
B. LEGAL OPINIONS
Based solely upon the foregoing, and in reliance thereon, and subject to the limitations and qualifications set forth below, we are of the opinion that:
1.	The Debenture Conversion Shares, when issued upon conversion of the applicable Debenture and in accordance with the terms of such Debenture, will be validly issued, fully paid and non assessable.

2.	The Debenture Warrant Shares, when issued and paid for upon exercise of the applicable Debenture Warrant and in accordance with the terms of such Debenture Warrant, will be validly issued, fully paid and nonassessable.

NYTEX Energy Holdings, Inc.
August 19, 2011

3.	The Series A Preferred Conversion Shares, when issued upon conversion of the applicable shares of Series A Preferred Stock and in accordance with the terms of the Series A Preferred Certificate of Designation, will be validly issued, fully paid and nonassessable.

4.	The Series A Preferred Warrant Shares, when issued and paid for upon exercise of the applicable Series A Preferred Warrant and in accordance with the terms of such Series A Preferred Warrant, will be validly issued, fully paid and nonassessable.
C. LIMITATIONS AND QUALIFICATIONS
This opinion is limited in all respects to the General Corporation Law of the State of Delaware (including all applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting the Delaware General Corporation Law and the Delaware Constitution).
The opinions expressed herein are based upon facts and applicable laws covered by our opinions, each as in existence on this date. We assume no obligation to update or supplement such opinions to reflect any fact or circumstance which may come to our attention or any change in law which may occur. The opinions expressed herein are legal opinions only. The opinions expressed herein are limited to the matters expressly stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated.
We consent to the use of our name under the caption “Legal Matters” in the Prospectus forming a part of the Registration Statement and to the filing of this opinion as Exhibit 5.1 to the Registration Statement.
Except as aforesaid, without our prior written consent, this opinion may not be furnished or quoted to, or relied upon by, any other person or entity for any purpose.
Very truly yours,
/s/ Strasburger & Price, L.L.P.
STRASBURGER & PRICE, L.L.P.